Exhibit 99.2

[FOX PAINE LETTERHEAD]

September 18, 2002

WJ Communications, Inc.

401 River Oaks Parkway

San Jose, CA 95134

Attn: Dr. Michael R. Farese

Ladies and Gentlemen:

Fox Paine & Company, LLC (“Fox Paine”) is pleased to submit to you this proposal to acquire the outstanding shares of common stock of WJ Communications, Inc. (the “Company” or “WJ”). The principal terms and conditions of our proposal are as follows:

Purchase Price. Fox Paine is offering to acquire all outstanding shares of common stock of the Company not already owned by Fox Paine and its affiliates (other than certain shares to be rolled over in the transaction as described below) for $1.10 per share in cash. This offer price is based on advice rendered to Fox Paine by Thomas Weisel Partners LLC, a nationally recognized investment-banking firm. The proposed transaction provides the Company’s shareholders the opportunity to receive a 22% premium to the average closing price of the Company’s common stock for the past 30 trading days of $0.90 and an 11% premium to the opening price this morning.

In addition, we believe this proposal gives the Company’s public stockholders an opportunity to obtain liquidity for their shares without a decrease in the share price which could result from the sale of stock in the public markets given the low average daily trading volume of the Company’s shares. Furthermore, the Company’s shareholders risk further diminution in value and liquidity if the Company’s common stock is de-listed from the NASDAQ National Market, which may occur if the bid price does not close at or above $1.00 per share for at least ten consecutive trading days during the 90-calendar day period ending November 14, 2002. Fox Paine believes that this offer price represents a fair value for the Company’s common stock and is consistent with recent M&A transaction valuations and public market trading values for comparably sized and situated businesses.

Structure and Financing. The transaction will be structured as a cash merger of the Company with a new company (“Newco”) to be formed by Fox Paine for purposes of completing the acquisition. The proposed merger will not be subject to any financing conditions.

Management and Employee Retention. The retention of the Company’s management and employees is extremely important to Fox Paine and is an essential element of our willingness to proceed with this transaction, and we would expect to enter into appropriate employment arrangements and new equity incentive agreements with a broad-based group of the Company’s senior management and employees as part of our proposal. In addition, we anticipate that certain members of the Company’s present and former management and employees will be permitted to roll over shares of the Company’s common stock that they beneficially own on the closing date.

Transaction Process and Timetable. Given Fox Paine’s representation on the Board of Directors, we recommend that the Board establish a special committee to review the proposed transaction, and we appreciate that such a committee may choose to engage independent counsel and investment bankers to assist it in such review. While we fully support and encourage the Board to conduct an appropriate process in evaluating our proposal, we would prefer that the transaction contemplated by our offer would close on or prior to December 31, 2002. As a result, we ask you to give this proposal your prompt consideration. Fox Paine is not considering selling its shareholdings in the Company and, therefore, intends to vote against any competing proposal to acquire WJ.

Investment Committee Approval. The proposed transaction has been approved by Fox Paine’s investment committee, subject to the execution of a definitive merger agreement containing customary terms and conditions for transactions of this type.

Miscellaneous. This letter constitutes only a preliminary indication of our interest in consummating a transaction on the terms described above, and does not constitute a binding commitment with respect to any transaction. A binding commitment with respect to a transaction will result only from the execution of a definitive merger agreement, and will be subject to the terms and conditions set forth therein. Fox Paine reserves the right to withdraw or modify this offer and to discontinue negotiations at any time or for any reason.

Fox Paine and its legal and investment banking advisors are prepared to meet with you, or a special committee of your members, to discuss the proposed transaction in greater detail, and to answer any questions or respond to any concerns that you may have. We look forward to hearing from you soon.

Very truly yours,

FOX PAINE & COMPANY, LLC

By:	/s/ W. Dexter Paine, III
Name: W. Dexter Paine, III
Title: President